Exhibit 10
AMERADA HESS CORPORATION
PERFORMANCE INCENTIVE PLAN FOR SENIOR OFFICERS
SECTION 1. General Purpose of Plan.
     The name of this plan is the Amerada Hess Corporation Performance Incentive Plan for Senior Officers (the “Plan”). The purpose of the Plan is to condition and limit awards of incentive compensation and restricted stock to designated senior officers of Amerada Hess Corporation (the “Company”) in any year based on the financial performance of the Company for the preceding year. The conditions and limitations imposed on such awards under the Plan are intended to qualify the awards as performance-based compensation for purposes of section 162(m) of the Internal Revenue Code.
SECTION 2. Definitions.
     a. “Adjusted Cash Flow from Operations” means the excess, if any, of net cash provided by operating activities (excluding changes in other operating assets and liabilities), as shown in the audited financial statements of the Company and its consolidated subsidiaries for each Performance Year over the Specified Floor.
     b. “Award” means any award of Incentive Compensation or Restricted Stock made to a Participant during an Award Year, whether such award is paid or deferred during the Award Year, and whether or not such award is subject to further performance or service conditions after the date of the award.
     c. “Award Year” means the calendar year next following each Performance Year.
     d. “Code” means the Internal Revenue Code of 1986, as amended.
     e. “Committee” means the Compensation and Management Development Committee of the Company’s Board of Directors, or any successor committee of the Company’s Board of Directors which has authority to approve Awards and which consists solely of outside directors within the meaning of section 162(m)(4)(C)(i) of the Code and the regulations thereunder.
     f. “Incentive Compensation” means a bonus or other cash payment awarded by the Committee to a Participant during an Award Year under the Company’s practice of making annual payments of incentive compensation to senior officers based on performance during the preceding Performance Year.
     g. “Maximum Awards” means the maximum dollar amount of the Awards that the Committee may award to any Participant during an Award Year.

     h. “Participant” means a senior officer of the Company whom the Committee has designated as a Participant in the Plan for any Performance Year.
     i. “Performance Year” means 2006 and each succeeding calendar year.
     j. “Restricted Stock” means any shares of restricted stock or deferred stock awarded by the Committee to a Participant during an Award Year under the Company’s Stock Plan. For purposes of determining any Participant’s Maximum Awards, an award of Restricted Stock shall be considered to have a value equal to the closing price of the Company’s common stock on the New York Stock Exchange on the last trading date before the date of the award multiplied by the number of shares included in the award, and there shall be no discount reflecting any additional performance or service conditions applicable to such award.
     k. “Specified Floor” means five hundred and fifty million dollars ($550 million), unless within the first 90 days of any Performance Year, the Committee specifies a higher amount as the Specified Floor for that Performance Year.
     l. “Stock Plan” means the Company’s Second Amended and Restated 1995 Long-Term Incentive Plan, or any successor plan under which the Company makes awards of Restricted Stock.
SECTION 3. Designation of Participants.
     Within the first 90 days of each Performance Year, the Committee will designate the Plan Participants for that Performance Year. The Participants will include the Company’s Chief Executive Officer and such other senior officers of the Company as the Committee shall designate. It is intended that the Participants designated by the Committee will include, but not be limited to, each senior officer of the Company who the Committee then reasonably expects to be among the four highest compensated senior officers of the Company (other than the Chief Executive Officer) at the end of the Award Year following the Performance Year.
SECTION 4. Maximum Award Percentages.
     Within the first 90 days of each Performance Year, the Committee will establish each Participant’s Maximum Awards for the Award Year following that Performance Year expressed as a percentage of Adjusted Cash Flow from Operations for the Performance Year. No Participant’s Maximum Awards percentage may exceed 1% of Adjusted Cash Flow from Operations for the Performance Year, and the Maximum Awards percentages of all Participants may not exceed 5% of Adjusted Cash Flow from Operations for the Performance Year.

SECTION 5. Certification of Adjusted Cash Flow from Operations.
     After the Company’s independent auditors have completed their audit of the Company’s financial statements for the Performance Year, and before any Award is made to any Participant during the next following Award Year, the Committee will determine and certify in writing the amount of Adjusted Cash Flow from Operations for the Performance Year.
SECTION 6. Committee’s Authority to Make Awards.
     a. After the Committee has certified Adjusted Cash Flow from Operations for the Performance Year, the Committee will determine the dollar amount of each Participant’s Maximum Awards for the Award Year by multiplying Adjusted Cash Flow from Operations, as so certified, by that Participant’s Maximum Awards percentage. A participant’s total Awards for any Award Year may not exceed that Maximum Awards dollar amount.
     b. Subject to each Participant’s Maximum Awards limit and the separate award limits under the Stock Plan, the Committee will have sole and complete discretion to determine the amount of any Participant’s Award of Incentive Compensation or Restricted Stock during an Award Year and to determine the allocation of such Awards between Incentive Compensation and Restricted Stock. If Awards of Incentive Compensation and Restricted Stock are made at different times during any Award Year, any prior Award to a Participant will reduce the maximum amount of any subsequent Award to that Participant.
     c. In exercising its discretion to determine a Participant’s Awards of Incentive Compensation and Restricted Stock, and to reduce the total of these Awards below a Participant’s Maximum Awards, the Committee may utilize individual or other performance criteria with respect to such separate Awards.
     d. Notwithstanding the foregoing, the Maximum Awards limit will cease to apply with respect to a Participant who has died or become disabled, and the Maximum Awards limits will cease to apply to all Participants in the event the Company experiences a change in control (as defined in the Stock Plan).
SECTION 7. Relationship to Stock Plan.
     With respect to Awards of Restricted Stock, the terms and conditions of this Plan limit the Committee’s discretion to make awards under the Stock Plan, but do not otherwise affect any of the terms or conditions of the Stock Plan.
SECTION 8. Relationship to Annual Incentive Compensation Program.
     Any senior officer who has been designated as a Participant in this Plan for a Performance Year will be eligible to receive an Award of Incentive Compensation based on his or her performance during that Performance Year only in accordance with the terms and conditions of this Plan.

SECTION 9. Authority of Committee.
     Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Participants, any person claiming rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.
SECTION 10. Shareholder Approval.
     No Awards shall be made to any senior officer designated as a Participant with respect to the 2006 Performance Year or any later year unless and until the material terms of the Plan have been disclosed to and approved in a separate vote by the Company’s shareholders.